Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Luby’s Inc. (Luby’s) for the registration of 6,809,606 shares of its common stock and to the incorporation by reference therein of our reports dated November 4, 2005, with respect to the consolidated financial statements of Luby’s, Luby’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Luby’s, included in its Annual Report (Form 10-K) for the year ended August 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

October 10, 2006